Ex. 4.1

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

Amendment No. 2 to the Rights Agreement, dated as of October 2, 2006 (the “Amendment”), by and between Janus Capital Group Inc., a Delaware corporation (the “Company”) (formerly known as Stilwell Financial Inc., a Delaware corporation), and Wells Fargo Bank, N.A., a national banking association organized and existing under the laws of the United States of America (“Wells Fargo”), as successor Rights Agent.

WHEREAS, on June 14, 2000, the Company and UMB Bank, N.A. entered into a Rights Agreement, as amended on February 23, 2005 (the “Agreement”); and

WHEREAS, pursuant to Section 21 of the Agreement, the Company desires to amend the Agreement to appoint Wells Fargo as successor Rights Agent.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

Section 1.  Appointment.  The Company hereby appoints Wells Fargo to act as Rights Agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Agreement, and Wells Fargo hereby accepts such appointment.  The term “Rights Agent” as used in the Agreement shall be deemed to refer to Wells Fargo as of the date of this Amendment.

Section 2.  “Agreement” as Amended.  The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.  Except as amended hereby, the Agreement and all schedules or exhibits thereto remain in full force and effect.

Section 3.  Effectiveness.  This Amendment shall be effective as of the date first written above, and except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

Section 4.  Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such state.

Section 5.  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.

JANUS CAPITAL GROUP INC.

By:	/s/ Gregory A. Frost_
Name: Gregory A. Frost
Title: Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Steven J. Hoffman
Name: Steven J. Hoffman
Title: Assistant Vice President